Exhibit 99.1

Apartment Investment and Management Company

Authorizes Special Dividend and Reverse Stock Split

DENVER, CO, October 23, 2020 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that 2020 property sales, including the previously announced California Joint Venture, generated taxable gains in excess of the company’s regular quarterly dividend. On October 21, 2020, the Board of Directors (the “Board”) of Aimco declared a special dividend payable to holders of Aimco’s common stock as of the close of business on November 4, 2020 (the “Record Date”) with an aggregate value of $8.20 multiplied by the number of outstanding shares of Aimco’s common stock on the Record Date (the “Dividend Value”), comprised of cash and Aimco common stock.

The aggregate cash amount of the special dividend will be $0.82 per share (the “Cash Amount”). This amount includes Aimco’s regular quarterly cash dividend for the fourth quarter and accelerates into 2020 the payment of the first regular quarterly dividend for 2021. The aggregate value of Aimco common stock distributed pursuant to the special dividend will be determined by subtracting the Cash Amount from the Dividend Value (with the value of a share of Aimco common stock for this purpose to be determined based on the volume weighted average trading price of a share of Aimco common stock during the 10 trading day period ending at the close of business on November 24, 2020 (the “Valuation Period”)). The special dividend will be payable after the close of business on November 30, 2020, to stockholders of record as of the close of business on the Record Date.

Stockholders will have the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option is oversubscribed.

To neutralize the dilutive impact of the Aimco common stock issued in the special dividend, the Board also authorized a reverse stock split, which will be effective on November 30, 2020, immediately after the payment of the special dividend. The split ratio for the reverse stock split will be determined at a later date shortly after the Valuation Period. Total shares of Aimco common stock outstanding following completion of both the special dividend and the reverse stock split will be unchanged from the total shares outstanding immediately prior to the special dividend, however, some individual stockholders may have more Aimco shares, and some individual stockholders may have fewer Aimco shares, after the completion of both the special dividend and the reverse stock split, compared to before, based on their individual elections. The reverse split will ensure comparability of Aimco per share results before and after these transactions.

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About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located throughout the United States. Aimco is one of the nation’s largest owners and operators of apartments with 125 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol “AIV” and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:

Matt Foster, Director, Investor Relations

Investor Relations

(303) 793-4661

investor@aimco.com